Exhibit 99.1

Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202· 1-303-794-8445 · Fax: 1-303-794-8451

Denver, Colorado – FOR IMMEDIATE RELEASE

Date: March 13, 2013

Double Eagle Petroleum Reports 2012 Full Year Results

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today its financial results for the year ended December 31, 2012. The Company had net loss attributable to common stock of $14,050,000, or $1.25 per share, for 2012 as compared to net income of $7,964,000, or $0.71 per share, for 2011. Clean earnings, a non GAAP measure, totaled $15,200,000, or $1.35 per share, for 2012, as compared to $21,068,000 or $1.88 per share, in 2011. Clean earnings excludes the effects on net income (loss) of non-cash charges, consisting of depreciation, depletion and amortization expense, unrealized gains and losses related to the Company’s economic hedges, impairment charges and stock-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of clean earnings to GAAP income (loss). The following items impacted earnings (loss) during 2012:

•	Pricing.

The Company experienced a 24% decrease in its average realized natural gas price, decreasing from $4.64 per Mcfe in 2011 to $3.52 per Mcfe in 2012.

•	Production.

The Company achieved record production in 2012 of 10.5 Bcfe, an increase of 13% over 2011. The production growth was driven by higher volumes from its Atlantic Rim properties, which includes the Company-operated Catalina Unit. In the fourth quarter of 2012, the Company acquired additional working interest from a third-party in the Atlantic Rim for a total cost of $4,874,000. The acquisition was effective August 1, 2012 and provided approximately 500 Mmcf of additional production volumes in 2012. In addition, we realized full year production from 13 new production wells in the Catalina Unit that were completed in the fourth quarter of 2011.

•	Non-cash loss on derivative instruments.

The Company had an unrealized non-cash loss from its commodity derivatives of $7,410,000 in 2012, resulting from the change in the fair value of its commodity contracts at December 31, 2012. This compared to an unrealized non-cash gain of $13,807,000 in 2011.

•	Impairment charges.

The Company recorded impairment and abandonment expense of $4,988,000 in 2012, primarily due to the Company’s write-off of exploration drilling and completion costs related to its Niobrara exploration well. The Company began an exploration program in 2011 of the Niobrara, Frontier and Dakota formations in the Atlantic Rim, and it completed a 9,400 foot appraisal well in the fourth quarter of 2012. Because the well was exploratory in nature, the Company incurred additional down-hole costs to study the well’s geology. During drilling, the Company also experienced difficulty drilling through a three-pressure zone that resulted in additional capital expense. As a result, management determined that it did not expect to recover the full capitalized costs of this well, and recorded a $4,430,000 impairment charge in the fourth quarter of 2012.

Hedging Activity

The Company continues to benefit from its hedging program. Excluding the impact of its commodity hedges which settled during the year, the Company’s realized natural gas price was $2.32, as the average Colorado Interstate Gas price, which is the market in which the Company sells most of its gas, decreased approximately 32% for the year ended December 31, 2012 as compared to 2011. The table below summarizes the Company’s current open derivative contracts as of December 31, 2012.

	Remaining
	Contractual			Price
Type of Contract	Volume (Mcf)	Term	Price	Index (1)
Fixed Price Swap	2,190,000	01/13-12/13	$5.16	NYMEX
Costless Collar	2,190,000	01/13-12/13	$5.00 floor	NYMEX
			$5.35
Costless Collar	2,160,000	01/13-12/13	$3.25 floor	NYMEX
			$4.00
Fixed Price Swap	1,825,000	01/14-12/14	$4.27	NYMEX
Costless Collar	1,800,000	01/14-12/14	$4.00 floor	NYMEX
			$4.50
			ceiling

Total	10,165,000

(1)	All contracts are indexed to the New York Mercantile Exchange.

Reserves

The Company had estimated proved reserves of 78.1 Bcfe as of December 31, 2012, with a PV-10 value of $58,225,000. The average natural gas price used in the reserve estimate, as calculated in accordance with the Securities and Exchange Commission (“SEC”), decreased 40% from $3.73 per MMbtu in 2011 to $2.24 per MMbtu, which resulted in a 43% decrease in the Company’s reserve estimate. The decline in pricing resulted in 48.7 Bcfe of proved undeveloped reserves (“puds”) included in the 2011 reserve estimate becoming uneconomic. Using the forward strip as of December 31, 2012, the Company estimates reserves to be 132.5 Bcfe with a PV-10 value of $162,700,000. The forward strip reserve amounts assume that the puds available to be drilled and completed would be developed with consistent historical decline curves. This is a non-GAAP measure. Please see the table at the end of this release for the reconciliation of GAAP reserves to reserves using forward-strip pricing.

Balance Sheet and Liquidity

The Company’s working capital totaled $7,851,000 at December 31, 2012. It had $47,450,000 outstanding on its $150 million credit facility ($60 million borrowing base) as of December 31, 2012, with an average interest rate of 3.1%. The Company expects to invest $14 million in its development and exploration programs in the Atlantic Rim and Pinedale Anticline in 2013.

Form 10-K and Earnings Conference Call

Please refer to the Company’s Form 10-K for the year ended December 31, 2012, which will be filed with the Securities and Exchange Commission on March 14, 2013, for a more detailed discussion of the Company’s results.

Double Eagle will host a conference call to discuss results on Thursday, March 14, 2013 at 11:00 a.m. Eastern Time (9 a.m. Mountain). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 654851#.

A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 654851#.

SUMMARY STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended
	December 31,	December 31,
	2012	2011
Revenues
Oil and gas sales	$26,574	$44,160
Transportation revenue	4,999	4,894
Price risk management activities	4,939	14,740
Other income, net	1,653	909

Total revenues	38,165	64,703

Expenses
Lease operating expenses	12,299	11,047
Production taxes	3,000	4,365
Pipeline operating expenses	4,892	4,114
Exploration expenses including dry holes	696	273
Impairment and abandonment of equipment and properties	4,988	187

Total Expenses	25,875	19,986

Gross Margin Percentage	32.2%	69.1%
General and administrative	6,209	6,107
Depreciation, depletion and amortization	20,216	18,844
Other expense, net	1,610	1,317

Pre-tax income	(15,745)	18,449
Provision (benefit) for deferred taxes	5,418	(6,762)

NET INCOME (LOSS)	(10,327)	11,687
Preferred stock requirements	(3,723)	(3,723)

NET INCOME (LOSS) attributable to common stock	$(14,050)	$7,964

Net income (loss) per common share:
Basic	$(1.25)	$0.71

Diluted	$(1.25)	$0.71

Weighted average shares outstanding:
Basic	11,250,513	11,191,496

Diluted	11,250,513	11,210,604

SELECTED BALANCE SHEET DATA

(In thousands)

	December 31,	December 31,
	2012	2011	% Change
Total assets	$158,810	$170,594	-7%
Outstanding balance on credit facility	47,450	42,000	13%
Total stockholders’ equity	43,470	56,209	-23%

SELECTED CASH FLOW DATA

(In thousands)

	Year ended
	December 31,	December 31,
	2012	2011	% Change
Net cash provided by operating activities	$19,468	$24,782	-21%
Net cash used in investing activities	(25,773)	(23,946)	8%
Net cash provided by financing activities	1,697	5,237	-68%

SELECTED OPERATIONAL DATA

	Year ended
	December 31,	December 31,
	2012	2011	% Change
Total production (Mcfe)	10,514,841	9,343,201	13%
Average price realized per Mcfe	$3.70	$4.83	-23%

Use of Non-GAAP Financial Measures

Clean Earnings

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges. The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP net income with clean earnings for the years ended December 31 2012 and 2011, respectively, contained below.

Reconciliation of GAAP Results to Pro Forma Results

(In thousands, except per share data)

	December 31, 2012	December 31, 2011
	Results	Results
Net Income (loss) as reported under US GAAP	$(14,050)	$7,964

Add back non-cash items:
Provision for income taxes	$(5,418)	6,762
Depreciation, depletion, amortization and accretion expense	20,404	19,018
Non-cash loss (gain) on derivative instruments (1)	7,933	(13,760)
Share-based compensation expense	1,341	1,153
Impairments & abandonments	4,988	187
Other non-cash items	2	(256)

Clean Earnings	$15,200	$21,068

Clean Earnings per Share	$1.35	$1.88
Clean Earnings per Share—less non recurring sales of property (2)	$1.20	$1.85

(1)	Non-cash gain on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.
(2)	The Company received cash proceeds from the sale of property totaling $1,680 and $371 for the years ended December 31, 2012 and 2011, respectively.

Rollforward of Reserves and PV-10 Values

The Company presents the below reconciliation of GAAP determined reserves and PV-10 values to the forward strip pricing reserves and PV-10 values. The Company believes that the forward strip priced reserves are more representative of the future value of the existing reserves at December 31, 2012.

	Reserves (Bcfe)	PV-10
Reserves as report under SEC Pricing	78.1	$58,225,300
Increase due to price (1)	54.4	104,426,400

Reserves using forward strip pricing	132.5	$162,651,700

(1)	The average adjusted price used for the SEC estimate was $2.24 per Mcfe. The average adjusted price for the December forward strip was $3.92 per Mcfe.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 98% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

# # #

This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com